Exhibit 5.1

[Dewey & LeBoeuf LLP Letterhead]

April 22, 2010

Central European Distribution Corporation

Two Bala Plaza, Suite 300

Bala Cynwyd, PA 19004

Ladies and Gentlemen:

We have acted as counsel for Central European Distribution Corporation, a Delaware corporation (the “Company”), in connection with the sale of an aggregate of 1,078,074 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by Lion/Rally Cayman 4 and Lion/Rally Cayman 5, each a company incorporated in the Cayman Islands (the “Selling Stockholders”), pursuant to a Registration Statement on Form S-3 (File No. 333-149487) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), including a Prospectus Supplement (the “Prospectus Supplement”), dated April 22, 2010, filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2010.

In connection with this letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate for the purposes of this letter, including the Registration Statement, the Prospectus Supplement, the Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company. We have also assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of each person signing each instrument presented to us and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, contracts, agreements, instruments and certificates we have reviewed as of their stated dates and as of the date hereof.

Based upon the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law. We do not express any opinion as to any other laws or as to matters governed by any other laws, and we express no opinion with respect to the Company’s compliance or non-compliance with applicable federal securities laws.

We consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dewey & LeBoeuf LLP

DEWEY & LEBOEUF LLP